EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for the Fourth Quarter and Fiscal Year Ended September 30, 2014

MCLEAN, Va., Nov. 12, 2014 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (Nasdaq:GLAD) (the "Company") today announced earnings for its fourth quarter and fiscal year ended September 30, 2014. Please read the Company's Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov, or from the Company's website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

	September 30	June 30,
For the Quarter Ended:	2014	2014	Change	% Change

Total investment income	$ 8,682	$ 10,180	$ (1,498)	(14.7)%
Total expenses	(4,272)	(5,117)	(845)	(16.5)
Net investment income	4,410	5,063	(653)	(12.9)
Net investment income per common share	0.21	0.24	(0.03)	(12.5)
Cash distribution per common share	0.21	0.21	—	—
Total net realized gain (loss)	1,146	(1,243)	2,389	NM
Total net unrealized appreciation (depreciation)	17,448	(23,995)	41,443	NM
Net increase (decrease) in net assets resulting from operations	23,004	(20,175)	43,179	NM
Weighted average yield on interest-bearing investments(a)	11.6%	11.5%	0.1%	0.9
Total dollars invested	$ 18,884	$ 3,360	$ 15,524	462
Total dollars repaid	20,527	8,919	11,608	130.1

	September 30	June 30,
As of:	2014	2014	Change	% Change
Total investments at fair value	$ 281,286	$ 265,083	$ 16,203	6.1%
Fair value as a percent of cost	80.5%	75.7%	4.8%	6.3
Net asset value per common share	$ 9.51	$ 8.62	$ 0.89	10.3
Asset coverage ratio	305.4%	289.6%	15.8%	5.5
Number of portfolio companies	45	49	(4)	(8.2)

	September 30	September 30,
For the Year Ended:	2014	2013	Change	% Change

Total investment income	$ 36,585	$ 36,154	$ 431	1.2%
Total expenses	(18,217)	(17,768)	449	2.5
Net investment income	18,368	18,386	(18)	(0.1)
Net investment income per common share	0.87	0.88	(0.01)	(1.1)
Cash distribution per common share	0.84	0.84	—	—
Total net realized loss	(13,410)	(5,231)	8,179	156.4
Total net unrealized appreciation	6,275	19,064	(12,789)	(67.1)
Net increase in net assets resulting from operations	11,233	32,219	(20,986)	(65.1)
Weighted average yield on interest-bearing investments(a)	11.6%	11.6%	—%	—
Total dollars invested	$ 102,045	$ 90,157	$ 11,888	13.2
Total dollars repaid	67,860	110,491	(42,631)	(38.6)

	September 30	September 30,
As of:	2014	2013	Change	% Change
Total investments at fair value	$ 281,286	$ 256,878	$ 24,408	9.5%
Fair value as a percent of cost	80.5%	77.3%	3.2%	4.1
Net asset value per common share	$ 9.51	$ 9.81	$ (0.30)	(3.1)
Asset coverage ratio	305.4%	341.0%	(35.6)%	(10.4)
Number of portfolio companies	45	47	(2)	(4.3)

NM=Not Meaningful
(a) Excludes reserves on interest receivables and non-accrual loans.

Comments from the Company's President, Robert L. Marcotte: "Our results for the 2014 fiscal year end were positive as we were able to grow our net investments and maintained our average yield at 11.6% in the face of a competitive environment, which resulted in net investment income equal to 104% of the common dividends paid. During the year, we closed a diversified mix of debt and equity investments totaling $102.0 million, which exceeded repayments by $34.2 million, for a total increase in our portfolio assets year over year of 9.5%. Looking into 2015, we have maintained ample investment capacity to support the continued prudent growth of our investment portfolio, which we hope will serve to enhance our net investment income and dividend outlook."

Highlights for the Quarter: During the fourth quarter ended September 30, 2014, the following significant events occurred:

  Portfolio Activity:
    Invested $8.8 million in Southern Petroleum Laboratories, Inc., a provider of independent lab, measurement and field metering services and well production allocation services to the oil and gas production industry. Additionally, we made a follow-on investment of $7.1 million in a combination of subordinated term debt and equity in Francis Drilling Fluids, Ltd. in support of a strategic acquisition.

    Received $20.5 million in aggregate scheduled and unscheduled principal repayments from existing portfolio companies, including five payoffs at or above par, which generated $0.2 million in prepayment fees and a realized gain of $1.1 million. In total these payoffs generated a weighted average IRR of approximately 14.2%.

  Recurring Distributions: Paid monthly distributions for each of July, August and September 2014 to common stockholders of $0.07 per common share and to preferred stockholders of $0.140625 per preferred share for the Company's 6.75% Series 2021 Term Preferred Stock.

Fourth Quarter 2014 Results: Net Investment Income for the quarters ended September 30 and June 30, 2014, were $4.4 million, or $0.21 per share, and $5.1 million, or $0.24 per share, respectively. Net investment income decreased by 12.9% in the three months ended September 30, 2014, as compared to the prior quarter, primarily due to the decrease in other income of $0.9 million associated with higher dividend income and a litigation settlement received during the prior quarter. This decrease in other income, as compared to the prior quarter, was partially offset by an increase in the net incentive fee waiver for the current quarter to ensure net investment income covered 100% of stockholder distributions for the quarter.

Net Increase (Decrease) in Net Assets Resulting from Operations for the quarters ended September 30 and June 30, 2014 increased to $23.0 million, or $1.09 per share, compared to a decrease of ($20.2) million, or ($0.96) per share, respectively. The quarter over quarter increase is primarily due to a large reversal of unrealized depreciation on one investment relative to the prior quarter, as well as incremental improvement in the financial and operating performance of certain investments and the full recovery of an underperforming investment during the current quarter.

Year Ended 2014 Results: Net Investment Income for the years ended September 30, 2014 and 2013, was unchanged at $18.4 million, or $0.87 per share and $0.88 per share, respectively. Net investment income remained unchanged year over year as investment income increased by $0.4 million primarily due to an increase in success fees and dividend income, while expenses increased by $0.4 million primarily due to an increase in dividend expense associated with the increase in our outstanding mandatorily redeemable preferred stock, partially offset by a decrease in interest expense on our credit facility. Interest expense on our credit facility decreased year over year due primarily to decreased borrowings and, to a lesser extent, the January 2013 amendment to remove the LIBOR floor on our advances, which was in effect for the full year ended September 30, 2014.

Net Increase in Net Assets Resulting from Operations for the years ended September 30, 2014 and 2013, were $11.2 million, or $0.53 per share, compared to $32.2 million, or $1.53 per share, respectively. The year over year decrease is primarily due to the increase in net realized loss and lower net unrealized appreciation of investments relative to the prior year. The largest driver of the net unrealized appreciation of investments in the prior year was the reversal of unrealized depreciation of $14.0 million related to the sale of certain assets on a then non-accrual portfolio company. The largest driver of the net realized loss in the current year was due to the sale of a non-accrual portfolio company during the current year for a realized loss of $10.8 million.

Subsequent Events: Subsequent to September 30, 2014, the following significant events occurred:

  Portfolio Activity: Invested $4.0 million in a follow-on investment in Vitera Healthcare Solutions, LLC. Additionally, we received an aggregate of $2.6 million in scheduled and unscheduled principal repayments from existing portfolio companies, which included the early payoff of $2.5 million in debt and equity investments at cost from North American Aircraft Services, LLC. This early payoff resulted in a realized gain of $1.6 million and success fees of $0.6 million, resulting in an IRR of 18.0%.

    Distributions Declared: Declared the following monthly cash distributions to stockholders on October 7, 2014:
Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2021 Term Preferred Share
October 22	October 31	$ 0.07	$ 0.140625
November 17	November 26	0.07	0.140625
December 19	December 31	0.07	0.140625
Total for the Quarter		$ 0.21	$ 0.421875

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, November 13, 2014, at 8:30 a.m. EST. Please call (855) 465-0177 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through December 13, 2014. To hear the replay, please dial (855) 859-2056 and use conference number 59719843. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the Company's website through January13, 2015.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of senior term loans, second term lien loans, and senior subordinated term loans in small and medium sized businesses in the United States. Including dividends through today, the Company has paid 141 consecutive monthly or quarterly cash distributions on its common stock, which over the past five years total approximately $88.3 million, or $4.20 per share. Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

The statements in this press release regarding the longer-term prospects of the Company and its management team may be deemed "forward-looking statements." These forward looking statements inherently involve risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. For a description of certain risks that the Company is or may be subject to, please refer to the factors discussed under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in the Company's filings with the SEC (www.sec.gov).

To obtain a paper copy of the Company's most recent Form 10-K, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2014, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893